                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               SYNTRO CORPORATION
                                       AT
                              $3.55 NET PER SHARE

                                       BY

                   MALLINCKRODT VETERINARY ACQUISITIONS, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                         MALLINCKRODT VETERINARY, INC.

                                      AND

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            MALLINCKRODT GROUP INC.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 27, 1995, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK OF SYNTRO CORPORATION (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (ii) RECEIPT BY THE OFFEROR (AS DEFINED HEREIN) OF ALL NECESSARY GOVERNMENTAL APPROVALS AND
(iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 25, 1995, AMONG MALLINCKRODT VETERINARY, INC., MALLINCKRODT VETERINARY ACQUISITIONS, INC. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER AND THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender Shares (as defined herein) should either
(i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender his Shares.

  Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary prior to the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

September 29, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 Introduction.............................................................   1
 1.   Terms of the Offer.................................................    2
 2.   Acceptance for Payment and Payment for Shares......................    4
 3.   Procedure for Tendering Shares.....................................    5
 4.   Withdrawal Rights..................................................    7
 5.   Certain Federal Income Tax Consequences............................    8
 6.   Price Range of Shares; Dividends...................................    8
 7.   Effect of the Offer on Market for Shares, Stock Quotation and
       Registration under the Exchange Act...............................    9
 8.   Certain Information Concerning the Company.........................   10
 9.   Certain Information Concerning Mallinckrodt Group, Mallinckrodt
       Veterinary and the Offeror........................................   13
 10.  Source and Amount of Funds.........................................   14
 11.  Background of the Offer; Past Contacts, Transactions or               15
       Negotiations with the Company.....................................
 12.  Purpose of the Offer and the Merger; Plans for the Company.........   16
 13.  The Merger Agreement...............................................   18
 14.  Dividends and Distributions........................................   26
 15.  Certain Conditions to the Offeror's Obligations....................   27
 16.  Certain Legal Matters..............................................   29
 17.  Fees and Expenses..................................................   30
 18.  Miscellaneous......................................................   31
 Annex I. Certain Information Concerning the Directors and Executive
         Officers of Mallinckrodt Group, Mallinckrodt Veterinary and the
         Offeror.......................................................... A-1

TO THE HOLDERS OF COMMON STOCK OF
SYNTRO CORPORATION

                                  INTRODUCTION

  Mallinckrodt Veterinary Acquisitions, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Mallinckrodt Veterinary, Inc., a Delaware corporation ("Mallinckrodt Veterinary"), and an indirect wholly owned subsidiary of Mallinckrodt Group Inc., a New York corporation ("Mallinckrodt Group"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Syntro Corporation, a Delaware corporation (the "Company"), at a purchase price of $3.55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Goldman, Sachs & Co. (the "Dealer Managers"), First Chicago Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH WILL REPRESENT NOT LESS THAN A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE OFFEROR OBTAINING THE NECESSARY GOVERNMENTAL APPROVALS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  Piper Jaffray Inc. ("Piper Jaffray"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on
Schedule 14D-9 which is being distributed to the Company's stockholders.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 25, 1995 (the "Merger Agreement"), among Mallinckrodt Veterinary, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section
12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Mallinckrodt Veterinary. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by Mallinckrodt Veterinary or the Offeror or any subsidiary thereof, or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")), will be converted into and represent the right to receive $3.55 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

  The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Mallinckrodt Veterinary will be entitled to designate for election to the Board of Directors of the Company a number of directors (rounded up to the next whole number) equal to that number of directors which equals the product of (i) the total number of directors on such Board and (ii) the percentage that the aggregate number of Shares purchased by the Offeror bears to the total number of outstanding Shares. The Company has agreed, upon the request by Mallinckrodt Veterinary, to promptly increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Mallinckrodt Veterinary's designees to be elected to the Board and to cause Mallinckrodt Veterinary's designees to be so elected.

  The Company has advised the Offeror that as of September 22, 1995, there were
(a) 11,454,185 Shares issued and outstanding, and (b) outstanding stock options to purchase an aggregate of 1,226,942 Shares. As of the date hereof, neither the Offeror, Mallinckrodt Veterinary nor Mallinckrodt Group beneficially owns any Shares. If the Offeror acquires at least 6,340,564 Shares in the Offer, it will control a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. If the Offeror acquires 90% or more of the outstanding Shares through the Offer, the Offeror would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 27, 1995, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND MALLINCKRODT VETERINARY IF CERTAIN EVENTS OCCUR. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 15. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any of the other conditions set forth in Section 15, have not been satisfied, by 12:00 Midnight, New York City time, on Friday, October 27, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without prior written consent of the Company, waive the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, extend the Offer if all of the Offer conditions are satisfied or waived, change the form of consideration payable in the Offer, or amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if, at the then scheduled Expiration Date of the Offer, any of the conditions shall not have been satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer or (iii) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares for an aggregate period of not more than 15 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence.

  Subject to the limitations set forth in the Merger Agreement and described below, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and certificates representing such Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED IRS FORM W-8 TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Mallinckrodt Veterinary, Mallinckrodt Group, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 22, 1995). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any opinion or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Monday, November 27, 1995. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Mallinckrodt Veterinary, Mallinckrodt Group, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of the principal United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislative proposals are pending that would decrease the tax rate applicable to an individual's long-term capital gains. It is not known whether any such proposal will be enacted, and, if enacted, what the new rate will be (if it is changed) and when any new rate will become effective.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a stockholder (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's tax liability. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Stockholders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, stockholders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (the "1994 10-K"), the Shares are principally traded on the Nasdaq National Market. The following table sets forth for the periods indicated the high and low sales prices per Share on the Nasdaq National

Market as reported by the Company in the 1994 10-K with respect to the years ended September 30, 1993 and September 30, 1994, and as reported by published financial sources with respect to periods after September 30, 1994.

                                                                      HIGH  LOW
                                                                      ----- ----
      FISCAL 1993:
        First Quarter................................................ $6.00 3.75
        Second Quarter...............................................  5.38 4.13
        Third Quarter................................................  4.88 3.38
        Fourth Quarter...............................................  3.88 3.00
      FISCAL 1994:
        First Quarter................................................  4.25 2.75
        Second Quarter...............................................  3.25 2.25
        Third Quarter................................................  3.13 1.88
        Fourth Quarter...............................................  2.88 2.00
      FISCAL 1995:
        First Quarter................................................  2.63 1.75
        Second Quarter...............................................  2.25 1.00
        Third Quarter................................................  2.63 1.25
        Fourth Quarter (through September 28, 1995)..................  3.44 1.75

  On September 22, 1995, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $2.50. On September 28, 1995, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the Nasdaq National Market was $3.38. Stockholders are urged to obtain current market quotations for the Shares.

  The Company has not paid any dividends since its inception. Under the terms of the Merger Agreement, the Company is prohibited from paying any dividends.

7. EFFECT OF THE OFFER ON MARKET FOR SHARES, STOCK QUOTATIONS AND REGISTRATION UNDER THE EXCHANGE ACT.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of September 22, 1995, there were approximately 600 stockholders of record and approximately 4,900 beneficial owners of the Shares.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which require, among other things, that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for reporting by The Nasdaq Stock Market and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror, Mallinckrodt Veterinary nor Mallinckrodt Group has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, Mallinckrodt Veterinary, Mallinckrodt Group nor the Dealer Managers assume any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy any such information but which are unknown to the Offeror, Mallinckrodt Veterinary or Mallinckrodt Group.

  The Company is a Delaware corporation with its principal executive offices located at 9669 Lackman Road, Lenexa, Kansas 66219. The Company is engaged in biotechnology research and in the development, manufacture and commercialization of innovative vaccines for the animal health market.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                      SYNTRO CORPORATION AND SUBSIDIARIES
                 SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS

                            NINE MONTHS ENDED            FISCAL YEAR ENDED
                                JUNE 30,                   SEPTEMBER 30,
                          ----------------------  ----------------------------------
                             1995        1994        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
Revenues:
  Net product sales.....  $2,427,555  $2,427,266  $3,333,640  $2,719,454  $2,555,722
  Collaborative research
   & contract services..   2,184,146   2,502,818   3,334,119   3,234,786   2,463,268
  License and
   distribution fees....     200,000         --          --       50,000     157,929
  Interest and other
   income...............     360,612     313,710     426,973     464,707     312,527
  Realization of a fully
   reserved note........         --          --          --          --      300,315
  Revenues from sale of
   technology...........         --          --          --          --      383,335
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......   5,172,313   5,243,794   7,094,732   6,468,947   6,173,096
Costs and expenses:
  Costs of goods sold...   1,313,154   1,329,407   1,831,352   1,454,613   1,378,863
  Research and
   development costs....   2,543,875   2,367,530   3,259,173   3,050,419   2,129,063
  Selling, general and
   administrative
   expenses.............   1,952,889   1,703,192   2,294,530   1,929,282   1,907,339
  Interest expense......         --          --          --        5,016      48,123
                          ----------  ----------  ----------  ----------  ----------
    Total costs and
     expenses...........   5,809,918   5,400,129   7,385,055   6,439,330   5,463,388
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 equity in income (loss)
 of Syntro Zeon.........    (637,605)   (156,335)   (290,323)     29,617     709,708
Equity in income (loss)
 of Syntro Zeon.........      13,675      (6,168)     15,164      (5,927)        --
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $ (623,930) $ (162,503) $ (275,159) $   23,690  $  709,708
Net income (loss) per
 share..................  $     (.05) $     (.01) $     (.02) $      .00  $      .06
Shares used in computing
 income (loss) per
 share, including common
 stock equivalents in
 fiscal 1993 and 1992...  11,394,010  11,382,471  11,383,374  11,983,410  11,140,459
                          ==========  ==========  ==========  ==========  ==========

                      SYNTRO CORPORATION AND SUBSIDIARIES
                      SELECTED CONSOLIDATED BALANCE SHEETS

                                      AT JUNE 30,       AT SEPTEMBER 30,
                                          1995          1994          1993
                                      ------------  ------------  ------------
                                      (UNAUDITED)
Assets
  Current assets:
    Cash and cash equivalents........ $  1,407,524  $    780,069  $    529,479
    Short-term investments...........    3,832,383     5,259,539     5,573,889
    Trade receivables................      492,331       422,552       171,666
    Contract and license receivables.      328,206           --            --
    Inventories......................      684,761       839,519       886,879
    Prepaid expenses and other.......      331,824       274,579       190,798
                                      ------------  ------------  ------------
      Total current assets...........    7,077,029     7,576,258     7,352,711
    Long-term investments, at cost...      374,689     1,048,286     1,508,384
    Property and equipment, net......    3,442,955     3,502,366     3,606,610
    Patents and licenses, net........    1,658,957     1,323,440     1,013,490
    Investments and other assets.....       77,981        64,931       362,463
                                      ------------  ------------  ------------
                                       $12,631,611  $ 13,515,281  $ 13,843,658
                                      ============  ============  ============
Liabilities and Stockholders' Equity
  Current liabilities:
    Accounts payable................. $    236,189  $    175,870  $    230,097
    Accrued compensation.............      216,999       200,352       181,009
    Accrued royalties................      149,012       137,784       114,125
    Accrued rent.....................      141,158       132,749       114,335
    Other accrued expenses...........      305,236       399,881       204,260
    Research contract and other
     advances........................          --        270,023       531,401
                                      ------------  ------------  ------------
      Total current liabilities......    1,048,594     1,316,659     1,375,227
Stockholders' equity:
  Common stock, $0.01 par value;
   25,000,000 shares authorized;
   11,397,184, 11,386,084 and
   11,378,814 shares issued,
   respectively......................      113,972       113,861       113,788
  Preferred stock, $1.00 par value,
   225,000 shares authorized; no
   shares issued.....................          --            --            --
  Additional paid-in capital.........   33,020,686    33,012,472    33,007,195
  Accumulated deficit................  (21,551,641)  (20,927,711)  (20,652,552)
                                      ------------  ------------  ------------
      Total stockholders' equity.....   11,583,017    12,198,622    12,468,431
                                      ------------  ------------  ------------
                                      $ 12,631,611  $ 13,515,281  $ 13,843,658
                                      ============  ============  ============

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661.

9. CERTAIN INFORMATION CONCERNING MALLINCKRODT GROUP, MALLINCKRODT VETERINARY AND THE OFFEROR.

  The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Mallinckrodt Veterinary and an indirect wholly owned subsidiary of Mallinckrodt Group. The principal executive office of the Offeror is located at 421 East Hawley Street, Mundelein, Illinois 60060.

  Mallinckrodt Veterinary, a Delaware corporation, has its principal executive office at 421 East Hawley Street, Mundelein, Illinois 60060. Mallinckrodt Veterinary is a wholly owned subsidiary of Mallinckrodt Group and the direct owner of the Offeror. Mallinckrodt Veterinary is one of the world's largest branded animal health and nutrition companies, with approximately 1,000 products sold in more than 100 countries. Products include pharmaceuticals, livestock and pet vaccines, pesticides, surgical supplies, anesthetics and mineral feed ingredients.

  Mallinckrodt Group, a New York corporation, has its principal executive office at 7733 Forsyth Boulevard, St. Louis, Missouri 63105. Mallinckrodt Group is a provider of specialty chemicals and human and animal health products worldwide through three technology-based businesses: Mallinckrodt Chemical, Inc., Mallinckrodt Medical, Inc., and Mallinckrodt Veterinary. Mallinckrodt Chemical, Inc. is a producer of pharmaceutical and specialty industrial chemicals. It is also a joint venture partner in a worldwide flavors business. Mallinckrodt Chemical, Inc. is the world's largest producer of acetaminophen and a major producer of medicinal narcotics and laboratory chemicals. Mallinckrodt Medical, Inc. is a provider of technologically advanced, cost-effective products and services to five medical specialties: anesthesiology, cardiology, critical care, nuclear medicine and radiology.

  Set forth below is certain summary consolidated financial data with respect to Mallinckrodt Group and Mallinckrodt Veterinary excerpted or derived from financial information contained in Mallinckrodt Group's Annual Report on Form 10-K for the year ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by Mallinckrodt Group with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                            MALLINCKRODT GROUP INC.
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (IN MILLIONS)

                                                       AS OF AND FOR THE
                                                      YEAR ENDED JUNE 30,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
INCOME STATEMENT DATA:
  Net sales....................................... $2,212.1  $1,940.1  $1,796.3
  Earnings (loss) from continuing operations......    184.1     107.4    (113.8)
  Loss from discontinued operations...............     (3.8)     (3.6)     (6.0)
  Cumulative effect of accounting changes.........                        (80.6)
  Net earnings (loss).............................    180.3     103.8    (200.4)
BALANCE SHEET DATA:
  Total assets.................................... $2,720.6  $2,433.5  $2,177.6
  Working capital.................................    271.8     261.3     203.7
  Total debt......................................    699.0     669.8     617.0
  Shareholders' equity............................  1,171.5   1,015.9     910.5

                         MALLINCKRODT VETERINARY, INC.
                             SUMMARY FINANCIAL DATA
                                 (IN MILLIONS)

                                                            AS OF AND FOR THE
                                                           YEAR ENDED JUNE 30,
                                                          ---------------------
                                                           1995   1994   1993
                                                          ------ ------ -------
Net Sales...............................................  $623.8 $591.7 $ 618.1
Earnings (Loss) from Continuing Operations Before Income
 Taxes..................................................    61.0   32.6  (242.5)
Identifiable Assets.....................................   745.5  709.5   698.0

  Mallinckrodt Group is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

  The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Mallinckrodt Group, Mallinckrodt Veterinary and the Offeror are set forth in Annex I hereto.

  None of the Offeror, Mallinckrodt Veterinary, Mallinckrodt Group, or, to their knowledge, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Mallinckrodt Group, Mallinckrodt Veterinary or the Offeror, or, to their knowledge, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Mallinckrodt Group, Mallinckrodt Veterinary or the Offeror, or, to their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of Mallinckrodt Group, Mallinckrodt Veterinary or the Offeror, or, to their knowledge, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  This Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Offeror to consummate the Offer and the Merger and to pay related fees and expenses is expected to be approximately $45,750,000. The Offeror expects to receive these funds from capital contributions or loans to the Offeror by Mallinckrodt Veterinary. Mallinckrodt Veterinary, in turn, expects to receive the funds to loan or contribute to the Offeror from capital contributions or loans to Mallinckrodt Veterinary from Mallinckrodt Group. Mallinckrodt Group anticipates obtaining the funds through internally generated cash or its issuance of privately placed commercial paper.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  Beginning in mid-1994, the Company initiated an evaluation of its competitive position and outlook in the biotechnology and animal health industries. At the Company's annual meeting of stockholders on February 9, 1995, the Company announced that it was exploring strategic alternatives for the Company. After assessing various strategic alternatives, the Company focused on the possibility of forming an alliance with a corporate partner that would provide the resources and complementary expertise necessary to commercialize new products based on the Company's technology. In early 1995, the Company approached, or was contacted by, a number of companies on a confidential basis to discuss their interest in a strategic transaction with the Company.

  Shortly after the Company's stockholders meeting, James L. Bittle, a director of the Company, contacted an officer of Mallinckrodt Veterinary to advise him of the Company's interest in such an alliance. Thereafter, Paul D. Cottone, the President and Chief Executive Officer of Mallinckrodt Veterinary, discussed with J. Donald Todd, the President and Chief Executive Officer of the Company, Mallinckrodt Veterinary's possible interest in a strategic transaction with the Company.

  On March 27, 1995, Mallinckrodt Veterinary entered into a confidentiality agreement with the Company, and thereafter the Company provided certain confidential information to Mallinckrodt Veterinary.

  The Company engaged Piper Jaffray as the Company's financial advisor with respect to a possible sale of the Company. Between late March 1995 and late June 1995, the Company, with the assistance of Piper Jaffray, continued discussions with a limited number of companies, in addition to Mallinckrodt Veterinary.

  On April 19, 1995, Piper Jaffray sent a letter to senior management of Mallinckrodt Veterinary inviting Mallinckrodt Veterinary to make an offer for the purchase of the Company and setting forth the process to be followed in connection with such an offer. In late April, May and early June 1995, Mallinckrodt Veterinary continued its review of the Company, both through meetings with representatives of the Company and pursuant to the review of documents provided by the Company.

  On June 8, 1995, Mr. Cottone sent a letter to Dr. Todd expressing possible interest in a merger transaction, in which a newly created subsidiary of Mallinckrodt Veterinary would be merged into the Company, at a purchase price in the range of $2.35 to $2.45 per Share in cash, subject to execution of a definitive agreement, completion of due diligence and other conditions. On June 9, 1995, Dr. Todd indicated to Mr. Cottone that such range was not acceptable. On June 12, 1995, a representative of Piper Jaffray contacted senior management of Mallinckrodt Veterinary and indicated that although the price contained in Mallinckrodt Veterinary's proposal was, in the Company's view, inadequate, the Company wished to keep the lines of communication between the Company and Mallinckrodt Veterinary open. On June 23, 1995, Mr. Cottone sent a letter to Dr. Todd indicating that Mallinckrodt Veterinary might be willing to increase the purchase price range over that contained in the June 8, 1995 letter.

  On July 11, 1995, the Company's Board of Directors received an update from Dr. Todd on the progress of discussions with Mallinckrodt Veterinary. Following this update, Mallinckrodt Veterinary was informed by the Company that a substantial increase in Mallinckrodt Veterinary's proposed purchase price would be necessary before further discussions could proceed. Mallinckrodt Veterinary indicated that it would not be able to do so unless it was permitted to perform additional due diligence on the Company. The Company agreed to permit this and in late July and August 1995, representatives of Mallinckrodt Veterinary conducted due diligence with respect to the Company, with the cooperation of the Company and its advisors.

  On August 28, 1995, Mr. Cottone sent a letter to Dr. Todd expressing interest in a possible merger transaction at a purchase price of $3.25 per Share in cash, subject to certain conditions, including completion of final due diligence. During a telephone conversation on August 29, 1995, Mr. Cottone indicated to Dr. Todd that Mallinckrodt Veterinary was willing to increase the proposed purchase price to $3.55 per Share.

  On August 29, 1995, the Board of Directors of the Company convened by telephone to consider the latest proposal from Mallinckrodt Veterinary. After discussions with Piper Jaffray and the Company's legal advisors, the Board of Directors of the Company authorized management to proceed to negotiate a merger agreement with Mallinckrodt Veterinary at $3.55 per Share, subject to final board approval.

  On September 6, 1995, Mallinckrodt Veterinary sent an initial draft merger agreement to the Company and its advisors. On September 13, 1995, legal advisors for the Company and Mallinckrodt Veterinary discussed the draft agreement. On September 20, 1995, Mallinckrodt Group's Board of Directors approved the merger agreement, subject to certain conditions. Also on that date, the Company's Board of Directors met to consider the draft agreement. Following presentations relating to, among other things, the Company's operations, developments in the biotechnology and animal health industries, the Company's various strategic options and the terms of the proposed transaction, and a presentation by representatives of Piper Jaffray relating to the financial aspects of the draft agreement, the Company's Board of Directors unanimously authorized the Company's officers to pursue a transaction substantially as set forth in the draft agreement, subject to negotiation of certain provisions.

  On September 23, 1995, representatives of the Company and Mallinckrodt Veterinary and their respective legal counsel met to negotiate the final terms of the merger agreement, including termination rights, termination fee, payment of expenses and offer conditions. A revised merger agreement was delivered to the directors of the Company and of Mallinckrodt Veterinary early on September 24, 1995.

  On September 24, 1995, the Company's Board of Directors convened by telephone call. The Company's Board reviewed the revised agreement. Piper Jaffray delivered its opinion as to the fairness, from a financial point of view, of the cash consideration to be received by the Company's stockholders under the terms of the Merger Agreement. After significant discussion, the Company's Board of Directors unanimously approved the Merger Agreement and the Offer and Merger contemplated by the Merger Agreement. The Merger Agreement was executed and delivered on September 25, 1995. Public disclosure of the Merger Agreement was made on the morning of September 25, 1995, prior to the opening of trading of the Shares on the Nasdaq National Market.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Mallinckrodt Veterinary to acquire control of, and the entire equity interest in, the Company. The Company is a leader in technology based vaccine and vaccine vector development. The acquisition of the Company will bring state of the art capabilities in gene vectoring to Mallinckrodt Veterinary, a technology which will replace less desirable chemical therapeutics currently used in the industry. The acquisition will also bring talented scientists and a bank of proprietary genetic materials to Mallinckrodt Veterinary which, in combination with the gene vectoring technology, will enable Mallinckrodt Veterinary to accelerate its focus on genetic immunization.

  Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Mallinckrodt Veterinary has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of Mallinckrodt Veterinary will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  Short Form Merger. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares into the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger
v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The sole director of the Offeror will be the initial director of the Surviving Corporation and the officers of the Offeror and such other persons as are designated by Mallinckrodt Veterinary will be the initial officers of the Surviving Corporation. After the purchase of Shares pursuant to the Offer, and prior to the Effective Time, it is anticipated that the Company will not declare any dividends on the Shares.

  Mallinckrodt Veterinary will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Mallinckrodt Veterinary intends to seek additional information about the Company during this period. Thereafter, Mallinckrodt Veterinary intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Mallinckrodt Veterinary's business.

  Except as indicated in this Offer to Purchase, neither Mallinckrodt Veterinary nor Mallinckrodt Group has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE MERGER AGREEMENT.

  The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, Mallinckrodt Veterinary, the Offeror and the Company are required to use all reasonable best efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

  Company Actions. Pursuant to the Merger Agreement, the Company has agreed that on the date of the commencement of the Offer, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger and the Merger Agreement.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Upon the effectiveness of the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL. At the Effective Time, the Certificate of Incorporation of the Company shall be amended to change the registered agent and registered office, reduce the amount of authorized capital stock and to delete certain provisions regarding interested party transactions. The Certificate of Incorporation, as so amended, and the By-laws of the Company shall be the Certificate of Incorporation and By-laws of the Surviving Corporation. The directors and officers of the Offeror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

  Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be cancelled and extinguished and each Share (other than Shares held by the Company as treasury Shares, Shares owned by any subsidiary of the Company, Shares owned by Mallinckrodt Veterinary, the Offeror or any other wholly owned subsidiary of Mallinckrodt Veterinary, and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of any stockholder of the Company or the Offeror be converted into and become the right to receive the Offer Price. Each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of Shares, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  Dissenting Shares. If required by the DGCL, Shares which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL will not be exchangeable for the right to receive the Offer Price, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares unless such holders fail to perfect or effectively withdraw or lose their right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will be treated as if they had been converted into and have become exchanged for the right to receive the Offer Price, without any interest thereon.

  Merger Without a Meeting of Stockholders. In the event that the Offeror shall acquire at least 90% of the outstanding Shares, the parties agree to take all necessary and appropriate actions to cause the Merger to become effective without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, subsidiaries, its authority to enter into the Merger Agreement and carry out the related actions, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts), required consents and approvals, compliance with applicable laws, employee benefit plans, litigation, employment relations, contracts, intellectual property, title to property, the payment of taxes, environmental matters and the absence of certain material adverse changes or events.

  The Offeror and Mallinckrodt Veterinary have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Offeror's and Mallinckrodt Veterinary's organization and qualification, authority to enter into the Merger Agreement and required consents and approvals.

  Covenants Relating to the Conduct of Business. The Company has agreed that it will, and will cause its subsidiaries to, in all material respects, carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Company has agreed that, except as contemplated by the Merger Agreement, it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Mallinckrodt Veterinary:

    (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) except as disclosed by the Company to Mallinckrodt Veterinary pursuant to the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of certain outstanding stock options of the Company issued pursuant to the Company's 1984 Incentive Stock Option Plan, 1988 Executive Stock Option Plan, 1988 Stock Option Plan and 1994 Stock Option Plan (collectively, the "Stock Plans") and outstanding on the date of the Merger Agreement in accordance with their current terms);

    (c) amend its charter or bylaws;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

    (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except for sales of inventory or other assets in the ordinary course of business;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or except as disclosed by the Company to Mallinckrodt Veterinary pursuant to the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

    (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

    (h) enter into or adopt, or amend any existing severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including without limitation the Stock Plans of the Company) or employment or consulting agreement except,
  (i) with respect to employees that are not executive officers or directors, compensation increases associated with promotions and regular reviews in the ordinary course of business consistent with past practices, (ii) agreements with consultants of the Company of less than $20,000 to any individual consultant and less than $75,000 in the aggregate to all consultants, and (iii) after December 31, 1995, increases of not more than 10% to the base salary of executive officers of the Company;

    (i) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party;

    (j) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $20,000 in the case of any individual suit, proceeding or claim or $100,000 for all suits, proceedings or claims;

    (k) knowingly violate or fail to perform any obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

    (l) change its credit policies, procedures or practices, or commit or renew a prior commitment to lend money, purchase assets, issue a letter of credit, guarantee or similar instrument or otherwise extend credit to any person in a manner not in the ordinary course or in a manner inconsistent with past practice;

    (m) (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim, (iii) prepay any indebtedness or (iv) cancel or forgive any indebtedness owed to it, other than in each case in a manner in the ordinary course of business consistent with past practice and which is not material to the business of the Company and its subsidiaries;

    (n) make any tax election or change any method of accounting for tax purposes, in each case except to the extent required by law, or settle or compromise any tax liability;

    (o) change any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board; or

    (p) (i) enter into any research and development contract, (ii) enter into any production contract or "tolling agreement," or (iii) grant any license relating to its intellectual property except as required by existing agreements of the Company; or

    (q) authorize, recommend, announce, propose or agree to take any of the foregoing actions.

  During the period from the date of the Merger Agreement through the Effective Time, (i) as reasonably requested by Mallinckrodt Veterinary, the Company shall confer on a regular basis with one or more representatives of Mallinckrodt Veterinary with respect to material operational matters; (ii) the Company shall, within 25 days following each fiscal month, deliver to Mallinckrodt Veterinary financial statements, including an income statement and balance sheet for such month; and (iii) upon the knowledge of the Company of any Material Adverse Change (as defined below) in the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained therein, the Company shall promptly notify Mallinckrodt Veterinary thereof. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Mallinckrodt Veterinary, the Offeror or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is or can reasonably be expected to be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of all or any material part of Mallinckrodt Veterinary and its subsidiaries taken as a whole, the Offeror, or the Company and its subsidiaries taken as a whole, as the case may be, except as agreed.

  During the period from the date of the Merger Agreement through the Effective Time, the Offeror shall not engage in any activities of any nature except as provided in or contemplated by the Merger Agreement.

  No Solicitation. The Company has agreed in the Merger Agreement that, from the date of the Merger Agreement until the Effective Time, (a) neither the Company nor its subsidiaries shall, and the Company shall not authorize or permit its officers, directors, employees, authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its subsidiaries (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore and will take the necessary steps to inform such parties of the obligations undertaken in the Merger Agreement and (c) the Company will notify Mallinckrodt Veterinary immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, including the terms of its proposals; provided however, that nothing contained in the Merger Agreement shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that indicates an interest in making a Superior Proposal (as hereinafter defined) if, and only to the extent that (A) the Board of Directors determines in good faith after consultation with the Company's outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by laws and (B) the Company keeps Mallinckrodt Veterinary informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. If any person or entity makes a Superior Proposal, upon receipt thereof the Company shall provide written notice (a "Notice of a Superior Proposal") to Mallinckrodt Veterinary of such Superior Proposal, including the terms and structure thereof, and if within five business days following the delivery of the Notice of a Superior Proposal the Superior Proposal does not continue to be superior in terms of the aggregate value to be received by the Company's stockholders in light of any improved transaction proposed by Mallinckrodt Veterinary prior to the expiration of such five-day period, the Company shall cease all discussions or negotiations with such person or entity. For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited bona fide Acquisition Proposal in writing that the Board of Directors determines in its good faith judgment (based on the advice of a nationally recognized investment banking firm) provides greater aggregate value to the Company's stockholders than the transactions contemplated by the Merger Agreement.

  Options. Pursuant to the Merger Agreement, at the Effective Time all outstanding stock options to purchase Shares heretofore issued under the Stock Plans or the Company's stock option agreements with consultants that are then fully exercisable or vested pursuant to the terms of the respective Stock Plan or the Merger Agreement (a "Vested Company Stock Option"), shall, pursuant to the terms of the respective Stock Plans pursuant to which they were issued and upon their surrender to the Company by the holders thereof, be cancelled by the Company, and the holders thereof shall receive a cash payment from the Company in an amount (if any) equal to the number of shares of Common Stock subject to each surrendered option multiplied by the difference (if positive) between the exercise price per Share covered by the option and the Offer Price. The Company shall use its best efforts to cause each holder of Vested Company Stock Options to surrender their Vested Company Stock Options in accordance with the prior sentence. At the Effective Time, all outstanding stock options to purchase

Shares issued under the Stock Plans or the stock option agreements with consultants that are not then exercisable or vested shall be cancelled without payment to the holders thereof and the Company shall use its best efforts to cause such stock options to be surrendered to the Company.

  Indemnification. For a period of not less than six years from and after the Effective Time, Mallinckrodt Veterinary agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors and employees (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date of the execution of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmation and undertaking, as set forth in the Company's Bylaws in effect at the date of the execution of the Merger Agreement. Mallinckrodt Veterinary will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Mallinckrodt Veterinary and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two times the last annual premium paid prior to the date of the execution of the Merger Agreement, but in such case shall purchase as much such coverage as possible for such amount.

  Employee Benefits. Until September 30, 1996, Mallinckrodt Veterinary has agreed to maintain employee benefits and programs for officers and employees of the Company and its subsidiaries that are no less favorable in the aggregate than those being provided to such officers and employees on the date of the execution of the Merger Agreement (it being understood that Mallinckrodt Veterinary will not be obligated to continue any one or more employee benefits or programs). For purposes of eligibility to participate in and vesting in all benefits provided to officers and employees, such officers and employees of the Company and its subsidiaries will be granted their years of service with the Company and its subsidiaries. Amounts paid before the Effective Time by officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in calculating balances for deductibles and maximum out-of-pocket limits applicable under the medical plan of Mallinckrodt Veterinary for the plan year during which the Effective Time occurs as if such amounts had been paid under such medical plan of Mallinckrodt Veterinary.

  Mallinckrodt Veterinary has agreed to maintain an agreed upon severance policy for a period of at least twelve months from the Effective Time.

  Board Representation. The Merger Agreement provides that promptly upon the purchase of Shares pursuant to the Offer, Mallinckrodt Veterinary shall be entitled to designate members of the Board of Directors of the Company, rounded up to the next whole number, as will give Mallinckrodt Veterinary, subject to compliance with the provisions of Section 14(f) of the Exchange Act and the rules and regulations promulgated thereunder, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on such Board and (ii) the percentage that the number of Shares purchased by Mallinckrodt Veterinary bears to the number of outstanding Shares. The Company has agreed, upon the request of Mallinckrodt Veterinary, to promptly increase the size of the Board of Directors of the Company and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Mallinckrodt Veterinary's designees to be elected to the Board of Directors and shall cause Mallinckrodt Veterinary's designees to be so elected. The Company has agreed to take, at its expense, all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election, including the mailing to its stockholders of the information required to be disclosed pursuant thereto. Mallinckrodt Veterinary will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Access to Information. The Company has agreed to, and to cause each of its subsidiaries to, afford to Mallinckrodt Veterinary, and to Mallinckrodt Veterinary's accountants, counsel, financial advisors and other representatives, access and permit them to make such inspections as they may require during normal business hours during the period from the date of the Merger Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Mallinckrodt Veterinary (i) a copy of each report, schedule, negotiation statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Mallinckrodt Veterinary may reasonably request.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved by the requisite vote of the holders of the Shares; and (b) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the Company, Mallinckrodt Veterinary and the Offeror shall use their reasonable best efforts to have any such order, decree or injunction vacated.

  The respective obligations of Mallinckrodt Veterinary and the Offeror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) the Company shall have performed in all material respects each of its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and each of the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects except as agreed by the parties pursuant to the Merger Agreement, in each case, on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by the Merger Agreement and except for such failures to perform or such failures to be true and correct as have not had and are not reasonably likely to have a Material Adverse Effect on the Company, and Mallinckrodt Veterinary shall have received a certificate of the Company, signed by the President or any Vice President of the Company, to that effect; provided, however, that any references in the Merger Agreement to the phrases "knowledge of the Company" and "to the best knowledge of the Company," and variants thereof, shall be disregarded for the purposes of determining whether the Company shall have breached its representations and warranties hereunder; and (b) except as disclosed by the Company to Mallinckrodt Veterinary pursuant to the Merger Agreement, all required authorizations, consents or approvals of any third party, the failure to obtain which would have a Material Adverse Effect on the Company (assuming the Merger had taken place) shall have been obtained.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company: (a) by mutual written consent of Mallinckrodt Veterinary and the Company, (b) by the Company if: (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company);
(ii) there is a Superior Proposal to acquire all of the Shares or substantially all of the assets of the Company and the Board of Directors of the Company determines in good faith after consultation with the Company's outside counsel that the failure to approve such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company to stockholders of the Company, provided, however that the right to terminate the Merger Agreement pursuant to this clause (ii) will not be available (A) if the Company has breached in any material respect its obligations concerning Acquisition Proposals, (B) in respect of an offer involving consideration which is not entirely cash, or does not permit stockholders to receive the payment of the offered consideration in respect of all Shares at the same time, unless the Board of Directors of the Company has been furnished with a written opinion of a nationally recognized investment banking firm to the effect that such offer provides a higher value per Share than the consideration per Share pursuant to the Offer or the Merger (as increased pursuant to any revised proposal of Mallinckrodt Veterinary pursuant to its rights in the event of a Superior Proposal) or (C) if, prior to or concurrently with any purported termination pursuant to this clause (ii), the Company shall not have paid the Termination Fee (as defined below); (iii) there has been a breach by Mallinckrodt Veterinary or the Offeror of any representation or warranty that would have a material adverse effect on Mallinckrodt Veterinary's or the Offeror's ability to perform its obligations under the Merger Agreement, and which is not cured within five business days following receipt by Mallinckrodt Veterinary or the Offeror of notice from the Company of the breach; or (iv) if Mallinckrodt Veterinary or the Offeror fails to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, including, without limitation, the obligation of the Offeror to purchase Shares pursuant to the Offer, unless such a failure results from a breach by the Company of any obligation, representation or warranty under the Merger Agreement, which is not cured within five business days following Mallinckrodt Veterinary's receipt of notice from the Company of the breach; (c) by Mallinckrodt Veterinary if (i) the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendation of, the Offer or the Merger or shall have resolved to do any of the foregoing, or shall have failed to reject an Acquisition Proposal within ten business days after receipt by the Company or public announcement thereof; or (ii) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter ceased to be true and correct in any material respect as if made as of such later date (other than representations and warranties made as of a specified date); provided, however, that all references in the Merger Agreement to the phrases "knowledge of the Company" and "to the best knowledge of the Company," and variants thereof, shall be disregarded for the purposes of determining whether the Company shall have breached its representations and warranties hereunder; or (iii) the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, unless such failure results from a breach of Mallinckrodt Veterinary or the Offeror of any obligation, representation or warranty hereunder which has not been cured within five business days following the Company's receipt of notice from Mallinckrodt Veterinary of the breach; or (iv) the stockholders of the Company do not approve the Merger at the Stockholder Meeting in accordance with the DGCL, if such approval is required by the DGCL; or (v) if the Offeror is entitled to terminate the Offer as a result of the occurrence of any event described below in Section 15--"Certain Conditions to Offeror's Obligations"; or (d) by either Mallinckrodt Veterinary or the Company if (i) the Merger has not been effected on or prior to the close of business on April 30, 1996; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any required approval or (iv) as the result of the failure of any of the conditions to the Offer as set forth in the Offer to Purchase (see Section 15), the Offer shall have terminated or expired in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer, provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iv) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition; or (v) Mallinckrodt Veterinary or the Company shall have reasonably determined that any Offer condition (other than the Minimum Condition) is not capable of being satisfied at any time in the future; provided however, that the right to terminate the Merger Agreement pursuant to this clause (v) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, such Offer condition being incapable of satisfaction. If the Merger Agreement is terminated, the Merger

Agreement will become void and there will be no liability or further obligation on the part of the Offeror, Mallinckrodt Veterinary or the Company or their respective officers or directors, except for the Company's obligations, under certain circumstances, to pay the Termination Fee or to reimburse Mallinckrodt Veterinary for certain expenses and except for the confidentiality obligations of the parties.

  Fees and Expenses. Except as where otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company has agreed in the Merger Agreement that, if (i) any person (other than Mallinckrodt Veterinary or any of its affiliates) shall have become, prior to the termination of the Merger Agreement, the beneficial owner of 50% or more of the outstanding Shares, (ii) the Offer shall have expired at a time when the Minimum Condition shall not have been satisfied and at any time on or prior to nine months after the date of the expiration of the Offer any person (other than Mallinckrodt Veterinary or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal at a price per share less than the sum of the Offer Price plus the amount determined by dividing $1,500,000 by the number of Shares outstanding immediately prior thereto, (iii) at any time prior to the termination of the Merger Agreement any person (other than the Offeror or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to nine months after the date of the termination of the Merger Agreement, shall become the beneficial owner of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal, or (iv) the Company terminates the Merger Agreement in accordance with clause (b) (ii) set forth above under "Termination", then the Company shall, in the case of clause (i),
(ii) or (iii) above, promptly, but in no event later than two business days after the first of such events to occur, or, in the case of clause (iv), at or prior to the time of such termination, pay Mallinckrodt Veterinary the sum of $1,500,000 (the "Termination Fee"). If the Company fails to pay such amount when due, which failure is finally determined by a court of competent jurisdiction, Mallinckrodt Veterinary shall be entitled to the payment from the Company, in addition to any such amount, of any legal fees and expenses incurred in procuring such judicial determination.

  If (i) the Merger Agreement is terminated pursuant to clause (b)(ii) set forth above under "Termination" or clause (c)(i), (c)(ii) (but only if the Merger Agreement is terminated because the representations or warranties of the Company were not true and correct in all material respects when made (other than those qualified by "knowledge of the Company" or "to the best knowledge of the Company")), (c)(iii) or (c)(iv) as set forth above under "Termination" or
(ii) at any time prior to the termination of the Merger Agreement, any person (other than Mallinckrodt Veterinary or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to six months after the termination of the Merger Agreement, shall become the beneficial owner of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal, the Company shall reimburse Mallinckrodt Veterinary and the Offeror (not later than two business days after submission of statements therefor) for all documented costs and expenses (including without limitation, all legal, investment banking, printing, depositary and related fees and expenses) (the "Expenses"); provided, however, that the amount of Expenses to be paid to Mallinckrodt Veterinary and the Offeror shall not exceed $750,000; provided, further, that the amount of the Expenses paid shall be credited against the Termination Fee; and provided, further, that if the Company has paid the Termination Fee prior to any payment of Expenses, then no Expenses shall be payable.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time (a)(i) declare, set aside or pay any dividends or make any other actual, constructive or deemed distributions in respect of any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as disclosed by the Company to Mallinckrodt Veterinary pursuant to the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or
(b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of certain outstanding stock options of the Company issued pursuant to the Stock Plans on the date of the Merger Agreement in accordance with their current terms).

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

    (a) there shall have been instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority, which (i) seeks to challenge the acquisition by the Offeror of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal,
  (iii) seeks to impose material limitations on the ability of the Offeror (or any of its affiliates) effectively to acquire or hold, or to require Mallinckrodt Veterinary or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Mallinckrodt Veterinary and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (iv) seeks to impose material limitations on the ability of the Offeror (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

    (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that could reasonably be expected to, in the judgment of Mallinckrodt Veterinary, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United

  States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect on the Company or prevent (or materially delay) the consummation of the Offer, (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which, in the reasonable judgment of Mallinckrodt Veterinary, has had a material adverse effect on the extension of credit by banks or other lending institutions in the United States, or (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

    (d) the Company and Mallinckrodt Veterinary shall have reached an agreement or understanding that the Offer or the Merger Agreement be terminated or the Merger Agreement shall have been terminated in accordance with its terms; or

    (e) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in any material respect as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, which failure to be true and correct or such failure to perform or comply has not been cured within five business days following the Company's receipt of notice from Mallinckrodt Veterinary of notice of the breach and such failure to be true and correct or such failure to perform or comply shall be reasonably expected to have a Material Adverse Effect on the Company; provided, however, that all references in the Merger Agreement to the phrases "knowledge of the Company" and "to the best knowledge of the Company," and variants thereof, shall be disregarded for the purposes of determining whether the Company shall have breached its representations, warranties and covenants resulting in the ability of Mallinckrodt Veterinary to terminate the Merger Agreement pursuant to this clause (e); or

    (f) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Mallinckrodt Veterinary or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing, or shall have failed to reject any Acquisition Proposal within ten business days after receipt by the Company or public announcement thereof; or

    (g) (i) any corporation, entity, person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Mallinckrodt Veterinary, shall have acquired beneficial ownership of 50% or more of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of 50% or more of the outstanding Shares;
  (ii) any new group shall have been formed which beneficially owns 50% or more of the outstanding Shares; or (iii) any person (other than Mallinckrodt Veterinary or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

    (h) there shall have occurred a Material Adverse Change to the Company.

  The foregoing conditions are for the sole benefit of Mallinckrodt Veterinary and may be asserted by Mallinckrodt Veterinary regardless of the circumstances giving rise to any such condition and may be waived by Mallinckrodt Veterinary, in whole or in part, at any time and from time to time, in the sole discretion of Mallinckrodt Veterinary. The failure by Mallinckrodt Veterinary at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Mallinckrodt Group of a Notification and Report Form with respect to the Offer, unless Mallinckrodt Group receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Mallinckrodt Group, made such a filing on September 29, 1995 and, accordingly, the initial waiting period will expire at 11:59 p.m., New York City time, on October 14, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or material from Mallinckrodt Group concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by Mallinckrodt Group with such request. Complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Mallinckrodt Group or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

17. FEES AND EXPENSES.

  Neither the Offeror, Mallinckrodt Veterinary nor Mallinckrodt Group, nor any of their officers, directors, stockholders, agents or other representatives, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Goldman, Sachs & Co. ("Goldman Sachs") is acting as Dealer Managers in connection with the Offer and has provided certain financial advisory services to Mallinckrodt Veterinary and the Offeror in connection with the proposed acquisition of the Shares. Pursuant to its engagement letter with Goldman Sachs, Mallinckrodt Veterinary paid Goldman Sachs a fee of $250,000, $100,000 of which was paid upon the execution of the engagement letter and the remainder of which was paid upon the delivery to Mallinckrodt Veterinary and Mallinckrodt Group of an opinion with respect to the consideration to be paid to the Company's stockholders pursuant to the Offer and the Merger. In addition, the Offeror has agreed to reimburse Goldman Sachs for certain reasonable out-of-pocket expenses incurred by Goldman Sachs in connection with the Offer, including the reasonable fees and disbursements of their counsel, and to indemnify Goldman Sachs against certain liabilities and expenses. Goldman Sachs is not receiving any separate fee for acting as Dealer Managers in connection with the Offer. From time to time, Goldman Sachs performs investment banking services for Mallinckrodt Group, for which Goldman Sachs is separately compensated.

  The Offeror has retained Georgeson & Company Inc., as Information Agent, and First Chicago Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

  The Offeror, Mallinckrodt Veterinary and Mallinckrodt Group have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Mallinckrodt Veterinary
                                           Acquisitions, Inc.

September 29, 1995

                                                                         ANNEX I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MALLINCKRODT GROUP, MALLINCKRODT VETERINARY AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF MALLINCKRODT GROUP. Set forth below are the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of Mallinckrodt Group. Unless otherwise indicated, each such person's business address is 7733 Forsyth Boulevard, St. Louis, Missouri 63105. Except for Herve M. Pinet, who is a citizen of France, all persons listed below are citizens of the United States.

                                      PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
                                      POSITIONS HELD DURING PAST FIVE YEARS, AND
     NAME AND BUSINESS ADDRESS                 BUSINESS ADDRESS THEREOF
     -------------------------        ------------------------------------------
Barbara A. Abbett................... Vice President, Communications of Mallinc-
                                     krodt Group since April 1994; Vice Presi-
                                     dent and Senior Partner with Fleishman-
                                     Hilliard, Inc., 200 North Broadway, St.
                                     Louis, Missouri 63102, from 1979 to April
                                     1994.
Ashok Chawla........................ Vice President, Strategic Management of
                                     Mallinckrodt Group since July 1991; Vice
                                     President Strategic Planning and Business
                                     Development of Mallinckrodt Veterinary, 421
                                     East Hawley Street, Mundelein, Illinois
                                     60060, from August 1990 to July 1991.
Paul D. Cottone..................... Senior Vice President of Mallinckrodt Group
421 East Hawley Street               since October 1994; President and Chief Ex-
Mundelein, Illinois 60060            ecutive Officer and Director of Mallinc-
                                     krodt Veterinary since October 1994; Vice
                                     President, U.S. Operations of the Merck &
                                     Co. AgVet Division, Metropolitan Corporate
                                     Plaza, 485 Rt. 1 South, Building F, Isle,
                                     New Jersey 08830, from 1993 to October
                                     1994; Executive Director, International Op-
                                     erations of the Merck & Co. AgVet Division
                                     from 1987 to 1993.
Bruce K. Crockett................... Vice President, Human Resources of Mallinc-
                                     krodt Group since March 1995; Vice Presi-
                                     dent, Organization Development at Eastern
                                     Enterprises, 9 Riverside Road, Weston, Mas-
                                     sachusetts 02193, from 1990 to February
                                     1995.
C. Ray Holman....................... Chairman of Mallinckrodt Group since Octo-
                                     ber 1994; President, Chief Executive Offi-
                                     cer and Director of Mallinckrodt Group
                                     since December 1992; Vice President of Mal-
                                     linckrodt Group from October 1990 to Decem-
                                     ber 1992; President and Chief Executive Of-
                                     ficer, Mallinckrodt Medical, Inc., 675 Mc-
                                     Donnell Boulevard, St. Louis, Missouri
                                     63134 from January 1989 until December
                                     1992; Director of Laclede Gas Company,
                                     Boatmen's Bancshares, Inc. and Barnes Hos-
                                     pital.

                                      PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
                                      POSITIONS HELD DURING PAST FIVE YEARS, AND
     NAME AND BUSINESS ADDRESS                 BUSINESS ADDRESS THEREOF
     -------------------------        ------------------------------------------
Roger A. Keller..................... Vice President, Secretary and General Coun-
                                     sel of Mallinckrodt Group since July 1993;
                                     Senior Vice President and General Counsel
                                     of Mallinckrodt Medical, Inc., 675 McDon-
                                     nell Boulevard, St. Louis, Missouri 63134
                                     from September 1989 to March 1992.
Robert G. Moussa.................... Senior Vice President of Mallinckrodt Group
675 McDonnell Boulevard              since October 1993; Vice President of Mal-
St. Louis, Missouri 63134            linckrodt Group from December 1992 to Octo-
                                     ber 1993; President and Chief Executive Of-
                                     ficer of Mallinckrodt Medical, Inc. since
                                     December 1992; Senior Vice President and
                                     Group Executive, Mallinckrodt Medical, Inc.
                                     from September 1992 to December 1992; Group
                                     Vice President, International, Mallinckrodt
                                     Medical, Inc., from January 1989 to Septem-
                                     ber 1992.
Mack G. Nichols..................... Senior Vice President of Mallinckrodt Group
16305 Swingley Ridge Dr.             since October 1993; Vice President of Mal-
Chesterfield, Missouri 63017         linckrodt Group from October 1990 to Octo-
                                     ber 1993; President and Chief Executive Of-
                                     ficer of Mallinckrodt Chemical, Inc. since
                                     January 1989.
Michael A. Rocca.................... Senior Vice President, Chief Financial Of-
                                     ficer and Treasurer of Mallinckrodt Group
                                     since April 1994; Corporate Vice President
                                     and Treasurer of Honeywell Inc., Honeywell
                                     Plaza, P.O. Box 5240, Minneapolis, Minne-
                                     sota 55440 from March 1992 to April 1994;
                                     Vice President, Finance for Honeywell Eu-
                                     rope, S.A., 3 Avenue du Bourget, Brussels,
                                     Belgium, from 1990 to 1992.
William B. Stone.................... Vice President and Controller of Mallinc-
                                     krodt Group since November 1990 and Vice
                                     President of Mallinckrodt, Inc. since April
                                     1983; Assistant Controller and Corporate
                                     Staff Vice President of Mallinckrodt Group
                                     from October 1989 to November 1990.
Raymond F. Bentele.................. Director of Mallinckrodt Group since 1990;
                                     Executive Vice President of Mallinckrodt
                                     Group from 1989 until his retirement in De-
                                     cember 1992; President and Chief Executive
                                     Officer of Mallinckrodt, Inc. from 1981 un-
                                     til his retirement in 1992; Director of
                                     Kellwood Company, Leggett & Platt, Inc. and
                                     IMC Global Inc.

                           PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
   NAME AND BUSINESS       POSITIONS HELD DURING PAST FIVE YEARS, AND
        ADDRESS                     BUSINESS ADDRESS THEREOF
   -----------------       ------------------------------------------
William L. Davis, III...  Director of Mallinckrodt Group since Febru-
Emerson Electric Co.      ary 1995; Senior Executive Vice President
8000 W. Florissant        of Emerson Electric Co. since 1993; Execu-
St. Louis, Missouri       tive Vice President of Emerson Electric Co.
63136                     from 1988 to 1993.
Ronald G. Evens, M.D....  Director of Mallinckrodt Group since 1990;
Mallinckrodt Institute    Director of the Mallinckrodt Institute of
of Radiology              Radiology at Washington University, St.
510 South Kingshighway    Louis, Missouri; Head of the University's
St. Louis, MO 63110       Department of Radiology and Mallinckrodt
                          Professor of Radiology of the University's
                          Medical School; Professor of Medical Eco-
                          nomics at Olin School of Business; Vice
                          Chancellor for Financial Affairs of the
                          University from 1988 to 1990; Director of
                          The Boatmen's National Bank of St. Louis
                          and Right Choice of Missouri (formerly,
                          Blue Cross/Blue Shield of Missouri).
Alec Flamm..............  Director of Mallinckrodt Group since 1986;
                          Retired Vice Chairman, President and Chief
                          Operating Officer of Union Carbide Corpora-
                          tion; held various positions, including di-
                          rector, at Union Carbide Corporation from
                          1949 until retirement from board of direc-
                          tors in 1986.
Roberta S. Karmel.......  Director of Mallinckrodt Group since 1980;
Kelley, Drye & Warren     Professor of Law and Co-Director, Center
101 Park Avenue           for the Study of International Business
New York, New York 10178  Law, Brooklyn Law School since 1985; Of
                          Counsel, Kelley Drye & Warren, since Janu-
                          ary 1, 1995; Partner of Kelley Drye & War-
                          ren from 1987 to 1994; Director of Kemper
                          National Insurance Companies.
Claudine B. Malone......  Director of Mallinckrodt Group since 1994;
Financial & Management    President of Financial & Management Con-
Consulting                sulting; Director of Dell Computer Corpora-
7570 Potomac Fall Road    tion, Hannaford Bros. Co., Hasbro, Inc.,
McLean, Virginia 22102    Houghton Mifflin Company, Lafarge Corpora-
                          tion, The Limited Inc., Lowe's Companies,
                          Inc., Science Applications International
                          Corporation and The Union Pacific Corpora-
                          tion.
Morton Moskin...........  Director of Mallinckrodt Group since 1973;
White & Case              Consultant; Retired partner of White &
1155 Avenue of the Amer-  Case; Partner of White & Case from 1962 to
icas                      1994.
New York, New York 10036
Herve M. Pinet..........  Director of Mallinckrodt Group since 1973;
c/o Compagnie Bancaire    International consultant; Senior Advisor,
5 Avenue Kleber           Merrill Lynch & Co., North Tower--31st
75116 Paris, FRANCE       Floor, World Financial Center, New York,
                          New York 10281, from 1984 until May 1991.

                                      PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
                                      POSITIONS HELD DURING PAST FIVE YEARS, AND
     NAME AND BUSINESS ADDRESS                 BUSINESS ADDRESS THEREOF
     -------------------------        ------------------------------------------
Brian M. Rushton, Ph. D............. Director of Mallinckrodt Group since 1994;
3366 Bingen Road                     President of the American Chemical Society;
Bethlehem, PA 18015                  Senior Vice President, Research and Devel-
                                     opment of Air Products and Chemicals, Inc.,
                                     7201 Hamilton Boulevard, Allentown, Penn-
                                     sylvania 18195, from 1992 to 1993; Vice
                                     President of Research and Development of
                                     Air Products and Chemicals, Inc. from 1981
                                     to 1992.
Daniel R. Toll...................... Director of Mallinckrodt Group since 1985;
Corona Corporation                   Corporate and civic director; Director of
135 S. LaSalle St.--Suite 1117       Brown Group, Inc., A.P. Green Industries,
Chicago, IL 60603                    Inc., Kemper National Insurance Companies,
                                     Kemper Corporation, Lincoln National Con-
                                     vertible Securities Fund, Inc., Lincoln Na-
                                     tional Income Fund, Inc. and NICOR, Inc.
Anthony Viscusi..................... Director of Mallinckrodt Group since April
Vasomedical, Inc.                    1995; President, Chief Executive Officer
150 Motor Parkway, Suite 408         and director of Vasomedical, Inc. since
Hauppauge, New York 11788            June 1994; Senior Vice President, Worldwide
                                     Marketing for Merck & Co., Inc. AgVet Divi-
                                     sion; Metropolitan Corporate Plaza, 485 Rt.
                                     1 South, Building F, Isle, New Jersey
                                     08830, from 1987 to 1993.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF MALLINCKRODT VETERINARY. Set forth below are the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of Mallinckrodt Veterinary. Unless otherwise indicated, each such person's business address is 421 East Hawley Street, Mundelein, Illinois 60060. Except for Peter W. Baldwin, who is a citizen of the United Kingdom, and
D. Hugh McIntyre, who is a citizen of the United Kingdom and Argentina, all persons listed below are citizens of the United States.

                                      PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
                                      POSITIONS HELD DURING PAST FIVE YEARS, AND
     NAME AND BUSINESS ADDRESS                 BUSINESS ADDRESS THEREOF
     -------------------------        ------------------------------------------
Edwin J. Andrews, M.D............... Senior Vice President, Science & Technology
                                     of Mallinckrodt Veterinary since 1995; Uni-
                                     versity of Pennsylvania--Dean and Professor
                                     of Pathology, School of Veterinary Medi-
                                     cine, 3800 Spruce Street, Philadelphia,
                                     Pennsylvania 19104, from 1987 to 1994.
Peter W. Baldwin.................... Vice President, Operations of Mallinckrodt
                                     Veterinary since 1993; Director of Opera-
                                     tions, Europe from 1990 to 1993.
David S. Benson..................... Vice President, Asia Pacific of Mallinc-
Mallinckrodt Veterinary Plc. Ltd.    krodt Veterinary since 1995; General Manag-
101 Thomson Road                     er, Asia from 1993 to 1995; Area Manager
#23-01 United Square                 Northeast Asia from 1991 to 1993; Market
Singapore 1130                       Development Manager, Asia from 1989 to
                                     1991.
Paul D. Cottone..................... Senior Vice President of Mallinckrodt Group
                                     since October 1994; President and Chief Ex-
                                     ecutive Officer and Director of Mallinc-
                                     krodt Veterinary since October 1994; Vice
                                     President, U.S. Operations of the Merck
                                     AgVet Division, Metropolitan Corporate Pla-
                                     za, 485 Rt. 1 South, Building F, Isle, New
                                     Jersey 08830, from 1993 to October 1994;
                                     Executive Director, International Opera-
                                     tions of the Merck AgVet Division from 1987
                                     to 1993.
Thomas L. Farquer................... Vice President, Law of Mallinckrodt Veteri-
                                     nary since 1990.
David W. Froesel, Jr................ Vice President, Finance and Administration
                                     of Mallinckrodt Veterinary since 1993; Cor-
                                     porate Controller Mallinckrodt Medical,
                                     Inc., 675 McDonnell Boulevard, St. Louis,
                                     Missouri 63134, from 1991 to 1993; Corpo-
                                     rate Assistant Controller of Mallinckrodt
                                     Medical, Inc. from 1990 to 1991.
Beverley L. Hayes................... Vice President, Human Resources of Mallinc-
                                     krodt Veterinary since 1994; Vice Presi-
                                     dent, Organization and Human Resources of
                                     Mallinckrodt Group from 1990 to 1994.

                                      PRESENT OCCUPATION OR EMPLOYMENT, MATERIAL
                                      POSITIONS HELD DURING PAST FIVE YEARS, AND
     NAME AND BUSINESS ADDRESS                 BUSINESS ADDRESS THEREOF
     -------------------------        ------------------------------------------
Thomas S. Lytle..................... Vice President, North America of Mallinc-
                                     krodt Veterinary since 1995; Vice Presi-
                                     dent, Marketing of Pfizer, Inc., One Pfizer
                                     Way, Lee's Summit, Missouri 64081, from
                                     1991 to 1995; Vice President, Marketing of
                                     Lederle Laboratories, One Cyanamid Plaza,
                                     Wayne, New Jersey 07474, from 1989 to 1991.
Kermit E. McCormick................. Senior Vice President, Feed Ingredients of
                                     Mallinckrodt Veterinary since 1995; Vice
                                     President and General Manager, Feed Ingre-
                                     dients from 1992 to 1994; General Manager,
                                     Feed Ingredients from 1991 to 1992; Direc-
                                     tor of Sales, Feed Ingredients from 1985 to
                                     1991.
D. Hugh McIntyre.................... Vice President, Latin America of Mallinc-
Mallinckrodt Veterinary Ltda.        krodt Veterinary since 1995; General Manag-
Av. Sir Henry Wellcome, 335          er, South America from 1993 to 1994; Gen-
06700.00 Lotin, SP                   eral Manager, Pitman-Moore, Brasil from
Brazil                               1990 to 1993.
David Morra......................... Senior Vice President, Europe of Mallinc-
Mallinckrodt Limited Europe          krodt Veterinary since 1995; Group Vice
Breakspear Road South                President, Europe/Australia, New Zealand
Harefield, Urbridge                  from 1994 to 1995; Vice President and Gen-
Middlesex, UB9 6LS                   eral Manager, Cardiology, U.S. of Mallinc-
United Kingdom                       krodt Medical, Inc., 675 McDonnell Boule-
                                     vard St. Louis, Missouri 63134, from 1991
                                     to 1994; General Manager, Cardiology Divi-
                                     sion of Mallinckrodt Medical, Inc. from
                                     1989 to 1991.

  3. DIRECTOR AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in September 1995. Except for Peter W. Baldwin, who is a citizen of the United Kingdom, all persons listed below are citizens of the United States.

Edwin J. Andrews......................... Vice President of the Offeror.
Peter W. Baldwin......................... Vice President of the Offeror.
Paul D. Cottone.......................... President and Director of the Offeror.
Thomas L. Farquer........................ Secretary of the Offeror.
David W. Froesel, Jr..................... Vice President of the Offeror.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                               ----------------

                By Mail:                     By Hand or Overnight Delivery:

   Tenders & Exchanges                           Tenders & Exchanges
   Suite 4660-SYN                                Suite 4680-SYN
   P.O. Box 2559                                 14 Wall Street
   Jersey City, New Jersey 07303-2559            8th Floor
                                                 New York, New York 10005

                      Facsimile for Eligible Institutions:
                             (201) 222-4720 or 4721

              To confirm receipt of notice of guaranteed delivery:
                                 (201) 222-4707

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004